Exhibit 99.1

Friday July 29, 2005

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti – Chairman & CEO
860-435-9801 or jp@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Lakeville, Connecticut, Friday, July 29, 2005/PRNewswire….Salisbury Bancorp, Inc. (the “Company”), (AMEX:SAL) the holding company for Salisbury Bank and Trust Company announced today that net income for the second quarter of 2005 was $1,308,371 or $.78 per average share outstanding. This compares to 2004 second quarter net income of $1,096,037 or $.77 per average share outstanding. For the six months ended June 30, 2005, net income totaled $2,636,937 or $1.57 per average share outstanding as compared to net income of $2,167,814 or $1.52 per average share outstanding for the same six month period in 2004.

	Quarter Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Total Interest and Dividend
Income	$5,069,012	$3,815,537	$10,103,119	$7,570,053
Net Interest and Dividend
Income	3,325,874	2,541,983	6,714,378	5,027,547
Provision for Loan Losses	90,000	60,000	180,000	120,000
Income Before Income Taxes	1,496,133	1,343,656	3,157,624	2,784,633
Income Tax Expense	187,762	247,619	520,687	616,819
Net Income	$1,308,371	$1,096,037	$2,636,937	$2,167,814
Earnings Per Average
Share Outstanding	$.78	$.77	$1.57	$1.52

The Company previously announced a second quarter dividend of $.25 per common share that is payable on July 29, 2005 to shareholders of record as of June 30, 2005. This compares to a $.24 per common share dividend that was paid to shareholders for the second quarter of 2004. Year-to-date dividends total $.50 per common share for the year 2005. This compares to total year-to-date dividends of $.48 per common share one year ago and represents an increase of 4.2%.

Salisbury Bancorp, Inc.‘s sole subsidiary, Salisbury Bank and Trust Company, is a community bank. The Company has assets in excess of $400 million and continues to serve the communities of northwestern Connecticut and proximate communities in New York and Massachusetts which it has done for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon, Connecticut and South Egremont and Sheffield, Massachusetts. The Bank offers a full compliment of consumer and business banking products and services as well as trust services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.